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                              CONSULTING AGREEMENT

                  CONSULTING AGREEMENT dated as of September 19, 1997 between AFP IMAGING CORPORATION, a New York corporation with offices at 250 Clearbrook Road, Elmsford, New York 10533 (the "Company") and Robert L. Rosen, with a business office at 825 Third Avenue, New York, New York 10022 (the "Consultant").

                              W I T N E S S E T H :

                  WHEREAS, the Company desires following the termination of Robert L. Rosen's services as a director of the Company to receive advisory services in connection with (a) assisting in determining the financial needs of the Company, including evaluation of commercial and investment banking activities, (b) evaluating future mergers and acquisitions, (c) long term planning and (d) assessing different ventures which the Company may enter (collectively, the "Objectives"); and

                  WHEREAS, the Consultant has established his expertise in the areas comprising the Objectives and desires to provide advisory services as provided herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby covenant and agree as follows:

                  Section 1. Retention of Consultant. The Company shall engage the Consultant for the Term (as defined below), subject to the terms and conditions of this Agreement.

                  Section 2. Services. (a) At such times as are mutually convenient to the Consultant and the Company during the Term, the Consultant shall provide such advisory services to the Company and its subsidiaries (collectively hereinafter referred to as the "Company") as the Company shall reasonably request in connection with the Objectives. The Consultant shall not be obligated to spend any minimum hours of services per month. Notwithstanding anything contained herein to the contrary, Consultant shall only perform such services as the Company expressly directs Consultant to perform and in no event shall the Consultant be required to identify merger or acquisition targets or financing sources or assist in the structuring of such mergers, acquisitions or financings.

                  Section 3. Compensation. For services rendered by the Consultant pursuant to this Agreement, the Company shall pay Consultant the following:

                  (a) $200,000, payable in 12 equal monthly payments of $16,667


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commencing on the first business day of the Term.

                  (b) a four-year option to purchase 150,000 common shares of the Company equal to the average of the closing prices of the Company's common shares during each of the ten trading days ending on October 12, 1997 and each of the ten trading days commencing on the first trading day after October 12, 1997 (whether or not the Term has then commenced).

The parties hereto acknowledge that Consultant is not entitled to any other compensation for any services rendered by Consultant in any capacity as at the date hereof other than any fees that may be due Consultant in his capacity as a director of the Company and is not and shall not be entitled to any other additional compensation from the Company except as otherwise provided in a writing executed by the parties hereto after the date hereof. In the event the Consultant is requested during the Term to identify merger or acquisition targets or financing sources or to assist in the structuring of such mergers, acquisitions or financings, the Company and the Consultant shall first reach written agreement on acceptable terms and conditions for such additional services.

         Section 4. Expenses. The Company shall pay the Consultant, on a monthly basis, all reasonable costs and out-of-pocket expenses incurred by the Consultants in connection with its obligations and duties under this Agreement; provided, however, that the Consultant shall obtain the prior written consent of the Company for any single item of expense in excess of $500.

         Section 5.   Non-Disclosure Covenant

         The Consultant acknowledges that his position with the Company is one of trust and confidence and that during the course of his engagement hereunder, he may become acquainted with Confidential Information, as hereinafter defined. The Consultant further acknowledges that the provisions of this Section 5 are essential to the terms of its continued engagement hereunder, and that this
Section 5 shall be binding upon the Consultant during the Term and after the termination of this Agreement, irrespective of whether this Agreement is terminated by the Company or by the Consultant for any reason. The Consultant covenants and agrees that he will not at any time during the Term or subsequent to the termination of this Agreement, use, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information made known to him or of which he has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Consultant. The Consultant further covenants and agrees that he will retain all Confidential Information in trust for the sole benefit of the Company and will not divulge or deliver or show any Confidential Information to any unauthorized person, including without limitation, any other employer or employee or affiliate of the Consultant, and the Consultant will not make use of, or in any manner seek to convert for his own use, any Confidential Information in an independent business however


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unrelated to the business of the Company. The Consultant agrees to use his best efforts to cause his employees who have any access to the Confidential Information or third parties he may engage with respect to the Company or otherwise discuss Company matters in connection with his services hereunder to keep such information confidential, and if requested by the Company, have third parties execute similar confidentiality agreements.

         For purposes herein, the term "Confidential Information" shall mean any information and material that the Company regards as confidential, including without limitation, formulas, processes, ingredients, drawings, methods, manufacturing, trade secrets, knowhow, inventions, product developments, engineering, plans, notebooks, research, reports, memoranda, information and material received by the Company in confidence from third parties, information and material relating to charterers, vendors, suppliers, customers, costs, prices, sources of supply, royalties or distribution and other commercial, financial, business, technical and scientific information and material that is not available to the general public. The foregoing provisions of this Section 5 shall not apply to information or material that:

         (a) was known by the Consultant before the disclosure by the Company and was not received or derived directly or indirectly from the Company or in violation of any restrictions on disclosure or use of such information; or

         (b) was generally publicly known prior to the disclosure or after the time of disclosure becomes generally publicly known through no act or failure to act of the Consultant; or

         (c) was made known to the Consultant by a third party entitled to disclose the information to the Consultant, which third party
                  (i) did not derive it directly or indirectly from the Company and (ii) was not subject to any restrictions on disclosure or use of such information or material that benefit the Company;

         (d) was specifically approved for disclosure by prior written consent by the Company; or

         (e) was disclosed pursuant to a Court Order or pursuant to any other legal requirement.

                  Section 6.   Remedies

         The Consultant acknowledges that the restrictive covenants set forth in
Section 5 hereof are essential terms and conditions of its continued engagement with the Company and that the Company will have no adequate remedy at law in the event of any actual or threatened violation of any such covenants. The Consultant, therefore, agrees that the Company shall be entitled to a decree or order by any court located in


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White Plains, New York or New York City enjoining such threatened or actual violation of any of such covenant. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Consultant, and the Consultant hereby consents to the jurisdiction of the aforementioned courts. Enforcement of any remedy under this
Section 6 shall not reduce or adversely affect any other remedy which may be available to the Company in law or in equity, and nothing herein shall prevent the Company from seeking injunctive or other relief hereunder, even if a subsequent employer of the Consultant is joined as a party defendant or co-defendant in any proceeding hereunder.

                  Section 7.   Indemnification.

         The Company shall indemnify and hold harmless the Consultant for services as a consultant against any losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees, arising out of the Consultant's services pursuant to this Agreement, performed during the term hereof. However, the Company will not be liable under this Section to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from the Consultant's (i) fraud, (ii) gross negligence to the extent such is deemed to constitute bad faith, or (iii) willful misconduct. It shall be deemed conclusively established that for purposes of this Agreement, the Consultant is acting in good faith with respect to actions taken by him on the advice of legal counsel. The Company agrees to notify the Consultant promptly of the assertion of any claim or the commencement of any action or proceeding relating to any matter which involved the Consultant and the Company and the Consultant agrees to notify the Company promptly of the assertion of any claim or the commencement of any action or proceeding relating to any matter which involved the Company and the Consultant. The Company will handle the defense of any matter which it may be required to indemnify Consultant hereunder.

                  Section 8. Term. This Agreement shall be for a term commencing on the first business day following the termination of Mr. Rosen's services as a director of the Company and terminating on the first anniversary of such date (the "Term").

                  Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Any dispute between the parties hereto arising from or relating to the terms of this Agreement shall be submitted to arbitration in New York, New York under the auspices of the American Arbitration Association.

                  Section 10.  Waiver of Breach.

         The failure by the Company to exercise any rights or powers hereunder shall not be construed as a waiver thereof. The waiver by the Company of a breach of any provision of this Agreement by the Consultant shall not operate nor be construed as a waiver of any subsequent breach by the Consultant.


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                  Section 11.   Entire Agreement; Amendments. This Agreement
contains the entire agreement and understanding between the parties and supersedes and preempts any prior understandings or agreements, whether written or oral. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Consultant.

                  Section 12. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by the Consultant and the Company and their respective successors and assigns; provided, however, that the rights and obligations of the Consultant under this Agreement shall not be assignable.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                                    AFP IMAGING CORPORATION

                                                    By:_________________________
                                                         Name:
                                                         Title:

                                                     .


                                                     :-------------------------
                                                         Robert L. Rosen



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